EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:

         United Financial Mortgage Corp. Announces the Date of its Annual Meeting and Continued Success in Executing its Growth Strategy



             Book Value and Servicing Portfolio Increase Substantially


 Oak Brook, IL, July 26, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") announced today that its Annual Meeting of Shareholders would be held on Wednesday, September 8, 2004. The meeting will be held at the Renaissance Oak Brook Hotel in Oak Brook, Illinois at 2:00 p.m. CST.

 The Company also indicated its continued success in growing its servicing portfolio, expanding its origination capabilities through both organic growth as well as acquisitions, and diversifying its business through the introduction of additional products and services.

 Although mortgage originations continue to comprise a significant portion of its revenues, the Company has continued to grow its loan-servicing portfolio, increasing the unpaid balances of loans serviced by 166% from $526 million as of April 30, 2003, to $1.4 billion as of April 30, 2004. The Company anticipates that the servicing portfolio will grow to more than $2 billion over the next 8-10 months provided the interest rate environment remains favorable.

 Since December 2003, the Company opened six new retail branch offices. In addition, as the pace of consolidation within the industry begins to accelerate, the Company intends to continue to seek out opportunities to recruit experienced mortgage professionals and accretive acquisitions.

 Since April 30, 2003, the Company's per share book value increased 51% from $3.21 to $4.83 as of April 30, 2004 with cash and cash-equivalents of $14.7 million comprising approximately 50% of book value.

 Steve Khoshabe, President and Chief Executive Officer of the Company, stated "We believe it is important for the investment community to understand that our strong balance sheet, the revenue stream from our servicing portfolio and our eighteen years of experience in this business will all contribute to our ability to continue to execute our growth strategy."


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 36 offices in 14 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loans;
 (ii) the Company's access to funding sources and its ability to renew, replace or add to its existing credit facilities on terms comparable to the current terms; (iii) assumptions underlying the value of the Company's retained mortgage loan-servicing rights; (iv) the negative impact of economic slowdowns or recessions; (v) management's ability to manage the Company's growth and planned expansion; (vi) the effect of the competitive pressures from other lenders or suppliers of credit in the Company's market;
 (vii) changes in government regulations that affect the Company's  business;
 (viii) the Company's ability to expand origination volume while reducing overhead; (ix) the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company's market; (x) other risk factors disclosed from time to time in the Company's filings with the Securities and Exchange Commission; and (xi) the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


 For Further Information Contact:

 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, investorinfo@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com